EXHIBIT 99.2

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Actient Holdings LLC Three-Month Period Ended March 31, 2013

Actient Holdings LLC

Condensed Consolidated Financial Statements

Three-Month Period Ended March 31, 2013

Actient Holdings LLC

Condensed Consolidated Balance Sheets
(In Thousands, Except Share and per Share Amounts)

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,741	$15,513
Accounts receivable, trade, net	20,109	8,042
Inventories, current	8,600	8,902
Prepaid expenses and other current assets	4,033	2,294
Total current assets	42,483	34,751

Property and equipment, net	19,262	20,447
Goodwill	57,741	57,741
Intangible assets, net	170,447	177,040
Other assets	5,909	5,862
Total assets	$295,842	$295,841

Liabilities and members’ equity
Current liabilities:
Accounts payable and accrued expenses	$4,644	$4,821
Accrued product returns	6,820	6,675
Other accrued expenses and liabilities	6,923	5,497
Current portion of term loan	6,040	4,832
Current portion of royalty obligations	18,826	19,106
Total current liabilities	43,253	40,931

Term loan, net of current portion and discount	82,581	84,853
Senior subordinated debt	20,385	20,309
Royalty obligations, net of current portion	39,284	38,554
Income taxes payable	2,800	2,873
Deferred taxes	42,020	43,458
Total liabilities	230,323	230,978

Commitments and contingencies

Members’ equity:
Class A preferred units: $1,000 per unit	124,136	121,721
Common units: $1.00 per unit	2,954	2,954
Accumulated deficit	(61,571)	(59,812)
Total members’ equity	65,519	64,863
Total liabilities and members’ equity	$295,842	$295,841

See accompanying notes to condensed consolidated financial statements.

Actient Holdings LLC

Condensed Consolidated Statements of Operations and Comprehensive Income

(In Thousands, Except Share Amounts)

(Unaudited)

Three-Month Period Ended March 31, 2012

	Three Months
	Ended March 31
	2013	2012

Net revenues	$34,545	$29,902
Cost of sales (exclusive of items shown separately below)	7,791	7,627
Gross profit	26,754	22,275

Operating expenses:
Selling, general, and administrative	13,395	10,887
GTCR management fee — related party	125	125
Depreciation and amortization	7,872	6,625
Other operating expenses	1,094	1,128
Total operating expenses	22,486	18,765

Income from operations	4,268	3,510

Other (expense) income:
Interest expense, net	(5,097)	(3,215)

(Loss) income before income taxes	(829)	295
Income tax benefit	1,485	336
Net income	$656	$631

The Company has no additional items to disclose that are necessary to arrive at comprehensive income.

See accompanying notes to condensed consolidated financial statements.

Actient Holdings LLC

Condensed Consolidated Statements of Members’ Equity and Comprehensive Income
(In Thousands, Except Share Amounts)
(Unaudited)

Three-Month Period Ended March 31, 2012

					Receivable
	Class A				From
	Preferred Units		Common Units		Common	Accumulated
	Units	Amount	Units	Amount	Unitholders	Deficit	Total

Balance, January 1, 2013	107,679	$121,721	2,979,997	$2,954	$—	$(59,812)	$64,863
Accumulated yield due on Class A preferred units	—	2,415	—	—	—	(2,415)	—
Net income	—	—	—	—	—	656	656
Balance, March 31, 2013	107,679	$124,136	2,979,997	$2,954	$—	$(61,571)	$65,519

See accompanying notes to condensed consolidated financial statements.

Actient Holdings LLC

Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months
	Ended March 31
	2013	2012

Net cash (used in) provided by operating activities	$(2,080)	$9,536

Cash flows from investing activities
Purchases of property and equipment	(94)	(30)
UCB transaction option purchase price payment	(177)	—
Net cash used in investing activities	(271)	(30)

Cash flows from financing activities
Payments on term loan	(1,208)	(875)
Royalty payments — contingent consideration on acquisition	(2,213)	(1,629)
Capital contributions, net of issuance costs	—	110
Cash distributions	—	(1,965)
Payment of receivable from common unitholders	—	698
Net cash used in financing activities	(3,421)	(3,661)

(Decrease) increase in cash and cash equivalents	(5,772)	5,845
Cash and cash equivalents, beginning of period	15,513	10,396
Cash and cash equivalents, end of period	$9,741	$16,241

See accompanying notes to condensed consolidated financial statements.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements

March 31, 2013

1. Description of Business

Actient Holdings LLC and its wholly owned subsidiaries (collectively, Actient or the Company) is a specialty pharmaceutical company focused on therapeutics to improve patient outcomes. Actient Holdings LLC was formed pursuant to a certificate of formation filed in the state of Delaware on February 27, 2009, with the business purpose to acquire companies and products with a focus on select physician specialties. The Company is majority-owned by affiliates of GTCR Golder Rauner II LLC (collectively, GTCR). The Company operates in the United States with corporate headquarters located in Lake Forest, Illinois; offices in Eden Prairie, Minnesota, and Raleigh, North Carolina; and a manufacturing facility in Rye, New York.

On July 22, 2010, Actient Pharmaceuticals, Inc. was merged into Actient Pharmaceuticals LLC. The Company commenced commercial operations in July 2010, with the completion of a transaction to license and acquire six pharmaceutical products from UCB, Inc. (UCB). On January 20, 2011, the Company acquired all the membership interests of Timm Medical Holdings, LLC and its wholly owned subsidiary, Timm Medical Technologies, Inc. (collectively, Timm), a recognized leader in products and services for the diagnosis and treatment of urological disorders. On April 20, 2011, the Company acquired the U.S. rights to the pharmaceutical product Striant® from Columbia Laboratories, Inc. On December 29, 2011, the Company acquired all of the capital stock of Slate Pharmaceuticals, Inc. (Slate) through a reverse subsidiary merger transaction. Slate is a urology specialty therapeutics company that markets Testopel®, the only long-acting implantable testosterone product on the market in the U.S.

The Company established Actient Therapeutics LLC on April 1, 2012. Actient Pharmaceuticals LLC and Slate entered into an intercompany contribution agreement with Actient Therapeutics LLC on April 1, 2012, whereby substantially all of Slate’s assets and liabilities were contributed to Actient Therapeutics LLC in exchange for 100 preferred units and 5 common units.

On June 20, 2012, the Company acquired the assets of Bartor Pharmacal (Bartor), the manufacturer of Testopel. See Note 3 for additional information on the Company’s acquisitions.

As a result of the acquisitions, the Company has aligned its internal management reporting to reflect a total of three reportable segments. These segments reflect the level at which executive management regularly reviews financial information to assess performance and to make decisions about resources to be allocated. The three reportable business segments in which the Company operates are the Branded Pharmaceuticals segment, the Non-Drug Medical Devices and Services segment, and the Testosterone Replacement Therapy (TRT) segment.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

1. Description of Business (continued)

The Branded Pharmaceuticals segment includes the following products:

•                  Edex® is indicated for the treatment of erectile dysfunction due to neurogenic, vasculogenic, psychogenic, or mixed etiology.

•                  Theo-24® is indicated for the treatment of the symptoms and reversible airflow obstruction associated with chronic asthma and other chronic lung diseases.

•                  Dilatrate®-SR sustained release capsules are indicated for the prevention of angina pectoris due to coronary artery disease.

•                  Levatol® is indicated in the treatment of mild to moderate arterial hypertension.

•                  Robaxin® and Robaxin®750 are indicated as an adjunct to rest, physical therapy, and other measures for the relief of discomfort associated with acute, painful musculoskeletal conditions.

•                  Semprex®-D capsules are indicated for relief of symptoms associated with seasonal allergic rhinitis.

•                  Striant is indicated for men who require testosterone replacement therapy for a deficiency or absence of endogenous testosterone associated with hypogonadism.

The Non-Drug Medical Devices and Services segment includes the Osbon ErecAid® vacuum therapy system that is indicated for the treatment of erectile dysfunction.

The TRT segment includes Testopel (implantable hormones) that is indicated for treatment of male testosterone deficiency and androgen (steroid) deficiency.

The Company primarily sells its branded pharmaceutical products through wholesalers in the United States who in turn supply products to pharmacies, hospitals, governmental agencies, and physicians. The Company uses an outsourcing business model for these branded pharmaceutical products, relying on third parties to manufacture, warehouse, and provide logistics, order management, sales invoicing, and accounts receivable management services. Testopel and non-drug medical devices are sold via a direct sales force in the United States. The Company sells non-drug medical devices through distributors for international markets. Overall, the Company is focused on growth through sales of acquired marketed products and through potential acquisition or licensing of products or acquisition of companies.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the assets, liabilities, and results of operations of Actient Holdings LLC and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Basis of Financial Statement Presentation

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (GAAP). Certain previously reported amounts presented have been reclassified to conform to current-year presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue for its branded pharmaceutical products upon the delivery of goods, whereupon title passes, all obligations have been fulfilled, and collection of the related receivable is fixed, determinable, probable, and reasonably assured. The Company provides for chargebacks (primarily related to its sales to government entities, such as the U.S. Veterans Administration), rebates, returns, and other adjustments in the same period the related product sales are recorded (as more fully described in Note 9). Reserves for these government chargebacks, rebates, returns, and other adjustments are based upon analysis of historical data. Each period, the Company reviews its reserves for government chargebacks, rebates, returns, and other adjustments based on data available at that time. Any adjustment to these reserves results in charges to revenue.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

For non-drug medical devices, revenue is recognized upon the shipment of goods or upon the delivery of goods, whereupon title passes, all obligations have been fulfilled, and collection of the related receivable is fixed, determinable, probable, and reasonably assured. The Company records estimated sales returns and discounts as a reduction of net sales in the period revenue is recognized. The Company maintains an allowance for these returns and reduces reported revenue for expected returns from shipments each reporting period. This allowance is not significant and is based on historical and current trends in product returns.

Testopel is sold under a buy-and-bill model. Under this model, the TRT customers are health care providers who maintain a stock of Testopel for future patient procedures. Revenue is recognized for the TRT products upon the delivery, whereupon title passes, all obligations have been fulfilled, and collection of the related receivable is fixed, determinable, probable, and reasonably assured. The Company offers volume discounts and discounts for credit card payments when customer orders are received, and these discounts are recognized when the related product sales are recorded.

Shipping and handling fees billed to customers are recognized in net revenues. Other shipping and handling costs are included in cost of sales.

Cost of Sales

Cost of sales includes all costs directly related to bringing both purchased and manufactured products to their final selling destination. It includes purchasing and receiving costs and direct and indirect costs to manufacture products, including direct materials, direct labor, and direct overhead expenses necessary to acquire and convert purchased materials and supplies into finished goods.

Cash and Cash Equivalents

The Company considers all highly liquid money market instruments with an original maturity of three months or less when purchased to be cash equivalents. These amounts are stated at cost, which approximates fair value. At March 31, 2013, cash equivalents were deposited in a financial institution and consisted of immediately available fund balances. The Company maintains its cash deposits and cash equivalents with one well-known and stable financial institution. However, it has a significant amount of cash and cash equivalents in excess of federally insured limits. This represents a concentration of credit risk. The Company has not experienced any losses on its deposits of cash and cash equivalents to date.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

In connection with its Credit Agreement, as more fully described in Note 5, the Company has entered into Blocked Account Control Agreements by and among the Company, the Lenders’ Agent (Agent), and a depository bank to grant the Agent a security interest in the Company’s primary depository account.

Inventories

Inventories consist primarily of finished goods currently approved for marketing. Inventories are stated at the lower of cost (first-in, first-out basis) or market value. Market value for raw materials is stated at cost. The components of inventories, net of valuation reserves, are as follows (in thousands):

	March 31, 2013	December 31, 2012

Raw materials	$1,308	$1,650
Work-in-process	234	169
Finished goods	7,058	7,083
	$8,600	$8,902

The Company establishes reserves for its inventory to reflect situations in which the cost of the inventory is not expected to be recovered. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life, and current expected market conditions, including level of competition. The Company records provisions for inventory to cost of sales. The reserve for inventory obsolescence was $4.1 million at both March 31, 2013 and December 31, 2012.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. The cost of repairs and maintenance is expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Provisions for depreciation are computed for financial reporting purposes using the straight-line method over the estimated useful life of the related asset as follows:

Office furniture and fixtures	3 to 7 years
Machinery and equipment	3 to 5 years
Computer software and hardware	3 years
Leasehold and building improvements	Shorter of 4.5 to 7 years or remaining lease term

A summary of property and equipment at March 31, 2013 and December 31, 2012, is as follows (in thousands):

	March 31, 2013	December 31, 2012

Land	$430	$430
Office furniture and fixtures	517	478
Machinery and equipment	20,630	20,612
Computer software and hardware	306	302
Leasehold and building improvements	590	551
	22,473	22,373
Less allowance for depreciation	(3,911)	(2,633)
	18,562	19,740
Construction-in-process	700	707
	$19,262	$20,447

Depreciation expense was $1.3 million and $0.1 million for the three months ended March 31, 2013 and 2012, respectively.

Construction-in-process as of March 31, 2013 and December 31, 2012, includes $0.6 million of cost associated with Bartor facility improvements and $0.1 million related to the relocation of the Theo-24 manufacturing process to Georgia.

Upon sale or retirement of assets, the cost of the assets and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss, if any, is included in the condensed consolidated statements of operations and comprehensive income. There were no sales or retirements of property and equipment during the three months ended March 31, 2013.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Goodwill

Goodwill represents the assets acquired in a business combination or product line acquisition that are not individually identified and separately recognized. Goodwill is carried at its initial value, subject to annual evaluation for impairment.

Goodwill is tested for impairment annually or more frequently if changes in circumstances or the occurrence of events suggests that impairment may exist. The Company estimated the fair value of its reporting units used in its annual goodwill impairment analysis based on projected earnings and cash flows of the reporting units. The Company’s valuation is primarily based on qualitative and quantitative assessments regarding the fair value of goodwill relative to its carrying value. The Company performed its annual goodwill impairment tests as of September 30, 2012, and determined that no impairment charges were necessary. There were no additions to goodwill during the three months ended March 31, 2013.

Intangible Assets

Intangible assets that are acquired either individually or with groups of other assets are initially recognized and measured based on fair value. Intangible assets consist primarily of acquired product rights, customer relationships, and trade names. Costs for intangible assets are capitalized as incurred and are amortized on a straight-line basis over their estimated useful lives, which range from 5 years to 15 years. Amortization begins once approval by the Food and Drug Administration (FDA) has been obtained and commercialization of the product begins. Amortization expense was $6.6 million and $6.5 million for the three months ended March 31, 2013 and 2012, respectively.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The following represents the balance of the intangible assets at March 31, 2013 (dollar amounts in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Remaining Amortization Period

Acquired product rights	$200,577	$(42,024)	$158,553	7 years
Customer relationships	9,700	(2,129)	7,571	8 years
Trade names	4,400	(644)	3,756	13 years
Licensed technology	702	(135)	567	8 years
Manufacturing agreement	1,500	(1,500)	—	0 years
	$216,879	$(46,432)	$170,447

The following represents the balance of the intangible assets at December 31, 2012 (dollar amounts in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Remaining Amortization Period

Acquired product rights	$200,577	$(35,765)	$164,812	7 years
Customer relationships	9,700	(1,887)	7,813	8 years
Trade names	4,400	(570)	3,830	13 years
Licensed technology	702	(117)	585	8 years
Manufacturing agreement	1,500	(1,500)	—	0 years
	$216,879	$(39,839)	$177,040

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The amortization expense of acquired intangible assets for each of the following five years is estimated to be as follows (in thousands):

2013	$19,782
2014	26,121
2015	25,865
2016	25,865
2017	25,657

Impairment of Long-Lived Assets

The Company evaluates other long-lived assets, including intangible assets with definite lives, for impairment periodically or whenever events or other changes in circumstances indicate that the carrying value of an asset may no longer be recoverable. An evaluation of recoverability is performed by comparing the carrying values of the assets to projected future cash flows, in addition to other quantitative and qualitative analyses. Upon indication that the carrying values of such assets may not be recoverable, the Company recognizes an impairment loss as a charge against current operations. Judgments made by the Company related to the expected useful lives of long-lived assets and the ability of the Company to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as changes in economic conditions and changes in operating performance. In addition, the Company regularly evaluates its other long-lived assets and may accelerate depreciation or amortization over the revised useful life if the asset has limited future value.

Deferred Financing Costs, Net

Deferred financing costs related to the issuance of debt are amortized using the effective interest method over the term of the related debt instrument. Deferred financing fees, net of accumulated amortization, were $2.4 million and $2.6 million at March 31, 2013 and December 31, 2012, respectively, and are included in other assets on the accompanying condensed consolidated balance sheets. See Note 5 for further background on transactions affecting deferred financing costs.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Derivative Instruments

The Company entered into an interest rate swap agreement during February 2012, the objective of which is to fix the rate of interest owed on a loan with a variable rate. The interest rate swap has a notional amount of $25 million at March 31, 2013. The interest rate swap matures in February 2016. The Company pays to the counterparty a monthly fixed rate of 0.895% of the notional amount of the interest rate swap. The difference between the total payment to the counterparty and the floating rate owed to the lender is included in interest expense on the accompanying condensed consolidated statements of operations and comprehensive income. The floating rate owed to the lender is based on London Interbank Offered Rate (LIBOR), and this amount is included in interest expense on the accompanying condensed consolidated statements of operations and comprehensive income. The swap does not qualify for hedge accounting treatment. Therefore, the change in fair value of the remaining swap is recorded as an unrealized non-operating loss in the accompanying condensed consolidated statements of operations and comprehensive income. The $0.3 million fair value of the interest rate swap as of March 31, 2013, is recorded in other accrued expenses and liabilities in the condensed consolidated balance sheets.

In addition, the Company has an interest rate cap that matures on September 30, 2014. The Company maintains this instrument on its term loan for the sole purpose of cash flow risk management. This term note exposes the Company to variability in interest payments due to changes in interest rates. The derivative instrument does not meet hedge accounting treatment criteria. The Company’s interest rate cap is recorded in other assets on the condensed consolidated balance sheets at fair value. The change in fair value of the derivative instrument is recorded as interest expense in the accompanying condensed consolidated statements of operations and comprehensive income.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

Provisions for income taxes (when applicable) are calculated on reported pretax income based on current tax laws, statutory tax rates and available tax incentives, and planning opportunities in various jurisdictions in which the Company operates. Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. The Company recognizes deferred taxes based on the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the condensed consolidated financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse.

Significant judgment is required in determining income tax provisions and evaluating tax positions. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The factors used to assess the likelihood of realization are the Company’s earnings history, forecast of future taxable income, and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company’s effective tax rate on future earnings. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date.

The Company evaluates its uncertain tax positions in accordance with Accounting Standards Codification (ASC) 740, Income Taxes. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the condensed consolidated financial statements is the largest amount of benefit determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Details regarding uncertain tax positions are provided in Note 10.

Product Warranty Costs

The Company provides a warranty allowance to cover estimated costs of its non-drug medical devices over the related warranty period. Warranty costs are included as part of cost of sales. On an ongoing basis, the product warranty accrual is adjusted for current trends or specific warranty obligations.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

3. Acquisitions

On June 20, 2012, the Company acquired the assets of Bartor for an estimated total consideration of $25 million. Bartor was the sole supplier of Testopel, and as such, the acquisition allowed the Company to vertically integrate. Bartor’s manufacturing facility in New York and related fixed assets have been fair-valued in the aggregate. The Bartor transaction was accounted for as a purchase of a business, and consequently, results of operations reflect the new basis of accounting from the date of the acquisition. Goodwill represents intangible assets that do not qualify for separate recognition and equals the excess of purchase price over the value of the identifiable tangible and intangible assets acquired.

The components of the acquisition price and allocation to the assets and liabilities based on their estimated fair values at the date of the acquisition were as follows (in thousands):

Land	$430
Fixed assets	20,000
Goodwill, deductible	4,570
Total assets and acquisition price	$25,000

The purchase price was allocated to identifiable assets acquired based upon their estimated fair values.

The Company applied the accounting requirements of ASC 805, Business Combinations, for this acquisition.

4. Accounts Receivable and Concentration of Credit Risk

A significant percentage of the Company’s branded pharmaceutical products are sold to end users through a relatively small number of pharmaceutical wholesalers, which make up the primary pharmaceutical distribution chain in the United States. AmerisourceBergen Health Corporation (Amerisource), Cardinal Health, Inc. (Cardinal), and McKesson Drug Company (McKesson) are all distributors of the Company’s products. Aside from these three wholesale drug distributors, no other customers accounted for more than 10% of sales or trade receivables for the indicated dates and periods.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

4. Accounts Receivable and Concentration of Credit Risk (continued)

The following table sets forth the percentage of the Company’s sales and accounts receivable attributable to these three distributors for the three months ended March 31, 2013 and 2012:

	March 31, 2013		March 31 ,2012
	Sales	Accounts Receivable	Sales	Accounts Receivable

Amerisource	4%	3%	6%	8%
Cardinal	11	10	14	14
McKesson	8	17	25	29
Total	23%	30%	45%	51%

Revenues from these customers are included within the Company’s Branded Pharmaceuticals segment. No customers within the Company’s Non-drug Medical Devices and Services segment or TRT segment accounted for greater than 10% of the Company’s sales or accounts receivable for the three months ended March 31, 2013 and 2012.

The Company derives a majority of its revenue from a limited number of products. Products that accounted for 10% or more of the Company’s revenue during the three months ended March 31, 2013 and 2012, were as follows:

	March 31, 2013	March 31, 2012

Testopel	52%	42%
Edex	19	22
Theo-24	11	13

The Company is generally dependent on single-source suppliers for the manufacture and supply of a substantial portion of its branded pharmaceutical products and medical device products. In addition, the Company uses DDN Pharmaceutical Logistics for business processing outsourcing, warehouse, and distribution services.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

4. Accounts Receivable and Concentration of Credit Risk (continued)

No bad debt reserve for branded pharmaceutical receivables has been established as of March 31, 2013 and December 31, 2012. The bad debt reserve was $0.3 million at both March 31, 2013 and December 31, 2012.

The Company estimates the allowance for doubtful accounts by analyzing those accounts receivable that have reached their due date and by applying rates based upon historical write-off trends and specific reserves. Accounts are written off sooner in the event of a bankruptcy or other circumstances that make further collection unlikely. When deemed probable that a customer account is uncollectible, that balance is written off against the existing allowance.

To help control its credit exposure, the Company routinely monitors the creditworthiness of customers, reviews outstanding customer balances, and records allowances for bad debts as necessary. Historical credit loss has not been significant. The Company does not require collateral from its customers.

5. Debt

Loan Agreements

On July 29, 2010, the Company entered into a Credit Agreement (the Original Credit Agreement) with General Electric Capital Corporation (GE Capital) as agent for several financial institutions (the Lenders) to fund a portion of the acquisition of the license and purchase of the products under the UCB Transaction; provide for working capital, capital expenditures, and other general corporate purposes of the Company and fund certain fees and expenses associated with the funding of the Original Credit Agreement; and consummation of the UCB Transaction. The Original Credit Agreement was amended January 20, 2011, increasing the borrowing capacity by an additional $10 million to finance a portion of the Timm acquisition.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

5. Debt (continued)

On December 29, 2011, the Company amended the Original Credit Agreement to establish a $70 million, five-year senior secured term loan facility and a $20 million, five-year senior secured revolving credit facility (the Amended Credit Agreement) with GE Capital as agent for the Lenders. The Amended Credit Agreement was established primarily to finance the acquisition of Slate and is available for working capital and general corporate purposes. The Amended Credit Agreement also permits additional capacity for swingline loans subject to certain conditions and up to $30 million of additional revolving or term loan commitments from one or more of the existing lenders or other lenders with the consent of GE Capital, without the need for consent from any of the other existing lenders under the Amended Credit Agreement.

On June 20, 2012, the Company borrowed an additional $26.3 million under the Amended Credit Agreement to finance the acquisition of Bartor.

At the Company’s election, borrowings under the Amended Credit Agreement bear interest at a rate equal to either (i) the base rate (defined as the highest of the Wall Street Journal prime rate, the federal funds rate plus 3%, or LIBOR) plus an applicable margin equal to 3.75% or (ii) LIBOR plus an applicable margin equal to 4.75%.

On December 29, 2011, the Company also established a $20 million, six-year senior subordinated term loan facility (the Subordinated Facility) with Fifth Street Finance Corp. as Agent and Lender. This term loan is specifically subordinate to the Amended Credit Agreement. The Subordinated Facility was established primarily to finance the acquisition of Slate and is available for working capital and general corporate purposes. Borrowings under the Subordinated Agreement bear interest at an aggregate rate of 13.5% per annum that consists of 12% payable in cash and 1.5% payable in cash or, at the option of the Company, added to the outstanding term loan. During 2012, the Company elected to add the 1.5% of additional interest to the outstanding term loan, resulting in $0.3 million of additional debt principal. The Subordinated Facility shall terminate, and all amounts outstanding thereunder shall be due and payable on December 29, 2017, as specified in the Subordinated Agreement.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

5. Debt (continued)

Outstanding Balances

Total debt consists of the following at March 31, 2013 and December 31, 2012 (in thousands):

	March 31, 2013	December31, 2012

Term debt — Amended Credit Agreement	$90,593	$91,801
Subordinated facility	20,385	20,309
Less current portion	(6,040)	(4,832)
Total long-term debt	104,938	107,278

Less discount, net	(1,972)	(2,116)
Total debt — long-term	$102,966	$105,162

The effective interest rate of the Company’s term debt was approximately 5.8% at March 31, 2013 and December 31, 2012. The effective rate for the subordinated facility was 13.5% at March 31, 2013 and December 31, 2012.

Future minimum principal payments of the debt as of March 31, 2013, are as follows (in thousands):

2013	$3,700
2014	9,663
2015	12,079
2016	65,227
2017	20,309
Total	$110,978

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

5. Debt (continued)

Covenants

Both the Amended Credit Agreement and Subordinated Facility (collectively, the Agreements) contain affirmative, negative, and financial covenants. In addition, the Company’s obligations under the Agreements could be accelerated upon the occurrence of an event of default under the Agreements, which includes events of default, including, without limitation, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency-related defaults, defaults relating to judgments, defaults relating to certain governmental enforcement actions, and a change of control default. Upon the occurrence of any event of default under the Agreements, the Company is to pay interest equal to an additional 2.0% per annum. The Amended Credit Agreement is secured by substantially all of the Company’s assets.

6. Fair Value Measurements

The Company held certain assets and liabilities that are required to be measured at fair value on a recurring basis and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level inputs are defined as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities on the reporting date.

Level 2 — Inputs other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 — Inputs that are unobservable for the asset or liability.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

6. Fair Value Measurements (continued)

Assets and liabilities measured at fair values on a recurring basis are summarized as follows (in thousands):

	March 31, 2013				December 31, 2012
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$9,741	$9,741	$—	$—	$15,513	$15,513	$—	$—
Interest rate cap	1	—	1	—	1	—	1	—
Total assets	$9,742	$9,741	$1	$—	$15,514	$15,513	$1	$—

Liabilities
Interest rate swap	$349	$—	$349	$—	$225	$—	$225	$—
Contingent considerations	58,110	—	—	58,110	57,660	—	—	57,660
Total liabilities	$58,459	$—	$349	$58,110	$57,885	$—	$225	$57,660

The Level 2 asset is an interest rate cap whose fair value is derived from discounted cash flows adjusted for nonperformance risk. The Level 2 liability is an interest rate swap whose fair value is derived from discounted cash flows using LIBOR.

The Level 3 liability is contingent consideration related to the acquisition of product lines, as described in Notes 3 and 7. Fair value is determined using a discounted cash flow model based on assumptions and projections relevant to revenues. Assumptions include the expected value of the options and royalties due on the settlement dates, volatility of product supply, demand and prices, and the Company’s cost of debt.

The activity in the accounts related to the liability measured at fair value using significant unobservable inputs (Level 3) for the three months ended March 31, 2013, is as follows (in thousands):

Contingent Consideration

Beginning balance	$57,660
Accretion of discounted liability to fair value	2,840
UCB Transaction option purchase price payment	(177)
Royalty payments	(2,213)
Ending balance	$58,110

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

6. Fair Value Measurements (continued)

As of March 31, 2013 and December 31, 2012, the carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and other current assets and liabilities approximates fair value due to the short maturities of these instruments. The carrying value of the note payable approximates fair value due to the financing being a recent transaction with a third party.

7. Leases and Commitments

The Company has entered into various operating lease agreements for office space. Rental expense amounted to $0.1 million for both the three months ended March 31, 2013 and 2012.

As of March 31, 2013, total future annual minimum lease payments related to noncancelable operating leases are as follows (in thousands):

2013	$560
2014	558
2015	335
2016	343
2017	352
Thereafter	825
$2,973

On December 29, 2011, the Company executed a sublease of Slate’s corporate offices to Sprout Pharmaceuticals, Inc. (Sprout). Pursuant to the terms of the sublease, Sprout leased a small portion of the office through June 29, 2012, and began to lease the entire corporate office space thereafter. Total minimum rentals to be received from Sprout under the noncancelable sublease are $1.6 million over a remaining period of 6.25 years.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

7. Leases and Commitments (continued)

Effective July 29, 2010, the Company completed a transaction to license and acquire six pharmaceutical products from UCB, Inc. (UCB Transaction). In conjunction with the UCB Transaction, the Company entered into a Manufacturing and Supply Agreement (Supply Agreement) with an affiliate of UCB to supply several of the products. Under the Supply Agreement, the applicable products are charged to the Company at a supply price of historical cost plus a 10% markup fee. During 2012, the Company exercised the option to extend the Supply Agreement to 2016. There are no minimum purchase commitments in this Supply Agreement.

Also in conjunction with the UCB Transaction, the Company assumed another of UCB’s supply agreements for one of the products that contains minimum purchase commitments in excess of quantities expected to be sold and consumed by end users in the normal course of business prior to product expiry. UCB is required under the License and Asset Purchase Agreement to reimburse the Company for (a) the incremental product returns of short-dated product (has at least 6 months’ but less than 12 months’ remaining shelf life prior to expiration) as attributable to dating or expiration over and above the Company’s accrual for product returns with respect to the product that is not short-dated product, up to the total amount of such short-dated product actually sold by the Company, and (b) to the extent that the Company is unable to sell any product, supplied after the closing date of the UCB Transaction, before it expires or otherwise becomes unsalable in the normal course, then UCB shall reimburse the Company for the book value of all such expired or unsalable product, to be determined in accordance with GAAP, provided that the aggregate amount that UCB shall be obligated to pay the Company shall not exceed $3 million. The reimbursement due from UCB was $2.4 million at both March 31, 2013 and December 31, 2012.

As part of the consideration for the UCB, Timm, and Slate acquisitions, the Company could be contractually obligated to pay additional purchase price consideration upon the achievement of certain revenue milestones. The Company updates its assumptions each reporting period, based on new developments, and records such amounts at fair value until such consideration is satisfied.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

7. Leases and Commitments (continued)

The table below summarizes management’s estimate for contingent consideration payments related to the UCB, Timm, and Slate acquisitions for the years ended December 31, 2013, and beyond assuming all contingent consideration payments occur (in thousands):

2013	$20,821
2014	14,554
2015	18,217
2016	15,355
2017	9,971
Thereafter	21,859
100,777
Less interest discount to fair value	(42,667)
$58,110

8. Equity Membership

The Limited Liability Company Agreement (the LLC Agreement) created three classes of shares: common units, Class A preferred units, and Class B preferred units. The number of preferred and common units is authorized as the Board determines from time to time. The members’ liability under the LLC Agreement is limited to their capital contributions.

Common Units

Subject to the terms of the LLC Agreement, the Unit Purchase Agreement, and the Securityholders Agreement, the Company is permitted to issue an unlimited number of units designated as common units. As of March 31, 2013, there are 2,979,997 common units issued and outstanding. Each common unit is entitled to one vote (subject to vesting restrictions). To the extent the Board makes distributions, common unitholders participate only after distributions equal to any unpaid yield and unreturned capital, with respect to both the Class A and Class B preferred units, are made. To the extent that certain common units are subject to vesting periods, the Company is required to reserve the portion of the distribution that otherwise would be made with respect to the unvested unit until the unit either vests, in which case the reserved amount is distributed to the holder, or expires or is canceled, acquired, or repurchased by the Company, in which case the amount is distributed among the remaining holders of common units. The common unitholders would also be entitled to certain tax distributions.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

8. Equity Membership (continued)

Class A Preferred Units

The Company may issue an unlimited number of Class A preferred units. As of March 31, 2013, there are 107,679 Class A preferred units issued and outstanding. The LLC Agreement provides that any unreturned capital invested in exchange for Class A preferred units is entitled to a preferred yield on such unreturned capital (and unpaid preferred yield), which is accrued on a daily basis at the rate of 8% per annum, compounded quarterly. As of March 31, 2013, the accrued dividends on Class A preferred units were $17.5 million. After issuance, each Class A preferred unit would be entitled to one vote on matters submitted to the holders of Class A preferred units.

To the extent the Board makes distributions, holders of Class A preferred units would have priority over all other unitholders, first, with respect to unpaid yield and, second, with respect to unreturned capital applicable to the Class A preferred units. The Class A preferred unitholders would also be entitled to certain tax distributions.

Class B Preferred Units

The Company may issue an unlimited number of Class B preferred units. As of March 31, 2013, there are no Class B preferred units issued and outstanding. The LLC Agreement provides that any unreturned capital invested in exchange for Class B preferred units is entitled to a preferred yield on such unreturned capital (and unpaid preferred yield), which is accrued on a daily basis at the rate of 8% per annum, compounded quarterly.

After issuance, each Class B preferred unit would be entitled to one vote on matters submitted to the unitholders. To the extent the Board makes distributions, holders of Class B preferred units are paid only after distributions equal to any unpaid yield and unreturned capital with respect to the Class A preferred units, but have priority over all common unitholders, first, with respect to unpaid yield and, second, with respect to unreturned capital applicable to the Class B preferred units. The Class B preferred unitholders would also be entitled to certain tax distributions.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

8. Equity Membership (continued)

The Company, GTCR, and certain other securityholders of the Company are party to a Securityholders Agreement dated March 2, 2009 (the Securityholders Agreement). The parties to the Securityholders Agreement are generally prohibited from transferring any of the Company’s securities without consent by holders of a majority of the Company’s securities held by GTCR. The Securityholders Agreement also provides, among other things, (i) customary tag-along rights to other securityholders in the event GTCR intends to transfer its company securities; (ii) first refusal rights in the event of a permitted sale; (iii) customary drag-along rights in the event the Required Interest, as defined (currently, a majority of the common units), approves a sale of the Company; and (iv) an obligation to cooperate in an initial public offering approved by the Board or GTCR. The Company, GTCR, and certain other securityholders of the Company have also entered into a registration rights agreement providing demand and piggyback registration rights with respect to the Company’s equity.

9. Revenue Deductions

Government Chargebacks

The majority of the Company’s branded pharmaceuticals products are distributed through independent pharmaceutical wholesalers. In accordance with industry practice, sales to wholesalers are initially transacted at wholesale list price. The wholesalers then generally sell to an end user, primarily federal government organizations, including the Veterans Administration, at a lower price previously contractually established between the end user and the Company.

When the Company initially records a sale to a wholesaler, the sale and resulting receivable are recorded at the Company’s list price. However, experience indicates that most of these selling prices will eventually be reduced to a lower, end-user contract price. Therefore, at the time of the sale, a contra asset is recorded for, and revenue is reduced by, the difference between the list price and the estimated average end-user contract price. This contra asset is calculated by product code, taking the expected number of outstanding wholesale units sold that will ultimately be sold under end-user contracts multiplied by the anticipated, weighted-average contract price.

When the wholesaler ultimately sells the product, the wholesaler charges the Company, or issues a chargeback, for the difference between the list price and the end-user contract price, and such chargeback is offset against the initial estimated contra asset.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

9. Revenue Deductions (continued)

The significant estimates inherent in the initial chargeback provision relate to wholesale units pending chargeback and to the ultimate end-user contract-selling price. The Company bases the estimate for these factors on internal, product-specific sales and chargeback processing experience; estimated wholesaler inventory stocking levels; current contract pricing; expectation for future contract pricing changes; and information management systems (IMS) data. The Company’s chargeback provision is potentially affected by a number of market conditions, including competitive pricing, competitive products, and other changes affecting demand in both the distribution channel and with health care providers.

The Company relies on internal data, external IMS data, and management estimates in order to estimate the amount of inventory in the channel subject to future chargeback. The amount of product in the channel comprises product at the distributor and product that the distributor has yet to report as end-user sales. Physical inventory in the channel is estimated by evaluation of the Company’s monthly sales to the wholesalers and the Company’s knowledge of inventory turnover at these major wholesalers. The Company estimates yet-to-be-reported end-user sales based on a historical average number of days to process chargeback activities from the date of the end-user sale.

The provision for chargebacks is presented in the condensed consolidated financial statements as a reduction of revenues. The activity in the accounts related to accrued chargebacks for the three months ended March 31, 2013 and 2012, is as follows (in thousands):

	2013	2012

Balance at January 1	$1,011	$989
Provision for chargebacks	2,365	967
Actual chargebacks	(2,311)	(945)
Balance at March 31	$1,065	$1,011

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

9. Revenue Deductions (continued)

Cash Discounts

For branded pharmaceutical products, the Company offers cash discounts, approximating 2% of the gross sales price, as an incentive for prompt payment and occasionally may offer greater discounts and extended payment terms in support of product launches or other promotional programs. The Company’s wholesale customers typically pay within terms, and the Company accounts for cash discounts by reducing net sales and accounts receivable by the full amount of the discount offered at the time of sale. The Company considers payment performance and adjusts the accrual to reflect actual experience.

Sales Returns

The Company’s return policy permits customers to return products within a window of time before and after the expiration of product dating. The Company reserves for product returns and other customer credits at the time of sale by applying historical experience factors. The Company reserves specifically for known outstanding returns and credits. The effect of any changes in estimated returns is taken in the current period’s income.

For returns of established products, the Company determines its estimate of the sales return accrual primarily based on historical experience but also considers other factors that could affect sales returns. These factors include levels of inventory in the distribution channel, estimated shelf life, product recalls, product discontinuances, price changes of competitive products, and introductions of competitive new products.

Contractual Allowances

Contractual allowances, generally rebates or administrative fees, are offered to certain branded pharmaceuticals wholesale customers, group purchasing organizations, and end-user customers. Settlement of rebates and fees may generally occur from one to five months from date of sale. The Company reserves for contractual allowances at the time of sale based on the historical relationship between sales and such allowances. Contractual allowances are reflected in the condensed consolidated financial statements as a reduction of revenues and as a current accrued liability.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

9. Revenue Deductions (continued)

Testopel Volume Discounts

The Company offers discounts ranging from 10% to 20% for each Testopel sales order that exceeds specified volume thresholds. These discounts are offered on an individual order basis. In addition, the Company offers credit card discounts, approximating 5% of the gross sales price, as an incentive for payments at the time of sale.

10. Income Taxes

Included in the condensed consolidated statements of operations and comprehensive income of the Company are various tax entities, including limited liability companies (treated as partnerships for income tax purposes) and two subchapter C corporations: Slate and Timm. Generally, LLCs taxed as partnerships for income tax purposes do not pay federal or state income taxes at the partnership level. Instead, the owners of LLC interests (members) are liable for income taxes on their respective share of the LLC’s taxable income. There are a limited number of states that impose an entity-level tax on LLCs.

Subchapter C corporations do pay federal and state income taxes on taxable income, including their share of taxable income from investments in LLCs.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. With respect to Slate’s investment in Actient Therapeutics LLC, the Company has excluded nondeductible goodwill from the basis differential used to calculate deferred taxes.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

10. Income Taxes (continued)

The Company’s effective tax rate for the three months ended March 31, 2013 and 2012, was 179% and (114)%, respectively. The difference between the tax provision computed by applying the statutory federal income tax rate of 34% to income before taxes and the actual income tax provision is due primarily to LLC income (loss) not subject to federal or state income tax, permanent timing differences related to contingent consideration adjustments, state and local taxes, and interest expense accrued on uncertain tax positions.

The Company accounts for uncertainties in income tax positions under the provisions of ASC 740. The standard utilizes a single model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the condensed consolidated financial statements. The provisions apply to all material tax positions in all tax jurisdictions for all open tax years. The standard establishes a two-step process for evaluating tax positions. Step 1, Recognition, requires the Company to determine whether a tax position, based solely on its technical merits, has a likelihood of more than 50% (more likely than not) to be sustained upon examination. Step 2, Measurement, which is addressed only if Step 1 has been satisfied, requires the Company to measure the tax benefit as the largest amount of benefit, determined on a cumulative probability basis, that is more likely than not to be realized upon ultimate settlement.

The Company files tax returns in the U.S. federal jurisdiction and various state jurisdictions. With certain exceptions, the Company is no longer subject to U.S. federal or state and local income tax examinations by authorities for years before 2009.

11. Related-Party Transactions

The Company entered into a professional services agreement with GTCR, principal financial investor in the Company, whereby GTCR provides management and financial consulting services to the Company for an annual management fee equal to $0.5 million. For both the three months ended March 31, 2013 and 2012, the Company paid $0.1 million of management fees to GTCR.

12. Regulatory Matters

The Company is subject to regulatory oversight by the FDA and other regulatory authorities with respect to the development and manufacturing of its products. Failure to comply with regulatory requirements could have a significant, adverse effect on the Company’s business and operations.

Actient Holdings LLC

Notes to Condensed Consolidated Financial Statements (continued)

13. Litigation

The Company is from time to time subject to claims and litigation arising in the ordinary course of business. These claims may include patent infringement assertions, product liability assertions, and assertions that the use of the Company’s products has caused personal injuries. The Company intends to defend vigorously any such litigation that may arise under all defenses that would be available to the Company. Legal fees and other expenses related to litigation are expensed as incurred and included in selling, general, and administrative expenses. Contingent accruals are recorded when the Company determines that a loss is both probable and reasonably estimable. The Company does not believe that any of these proceedings, separately or in the aggregate, would be expected to have a material adverse effect on the Company’s condensed consolidated financial position, results of operations, or cash flows. Because legal proceedings and other contingencies are inherently unpredictable, the Company’s assessments involve significant judgment regarding future events.

14. Subsequent Events

The Company evaluated events and transactions occurring subsequent to March 31, 2013, through July 10, 2013, the date the condensed consolidated financial statements were available to be issued. During this period, there were no subsequent events requiring recognition in the condensed consolidated financial statements that have not been recorded.

On April 26, 2013, the Company was acquired by Auxilium Pharmaceuticals, Inc. (Auxilium) for $585 million in cash, warrants to purchase Auxilium common stock, and certain contingent consideration. Regarding the warrants, unitholders will receive 1.25 million of shares of Auxilium common stock with an exercise price of $17.80 per share. Contingent consideration is based upon the achievement of future revenue targets.